UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1 )

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☐	Soliciting Material Pursuant to § 240.14a-12

DIADEXUS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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343 Oyster Point Boulevard
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 14, 2011

NOTICE HEREBY IS GIVEN that the 2011 Annual Meeting of Stockholders of diaDexus, Inc. will be held at 343 Oyster Point Boulevard, South San Francisco, CA 94080, on Thursday, July 14, 2011, at 1:00 p.m., local time, for the following purposes:

1.	Electing the seven director nominees named in the attached Proxy Statement;

2.
Approving the amendment of the diaDexus, Inc. Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of common stock, par value $0.01 per share, authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares;

3.	Ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

4.	Such other business as properly may come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting. Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on May 16, 2011 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. This Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card are being sent to stockholders beginning on or about June 8, 2011.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote in person at the Annual Meeting or by completing and mailing a proxy card. Returning your proxy card will ensure your shares are represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Please read the enclosed information carefully before voting.

By Order of the Board of Directors.

/s/ Patrick Plewman
Patrick Plewman
President & Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting To Be Held on July 14, 2011:

The Proxy Statement, form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2010 are available at http://investors.diadexus.com/annuals.cfm.

PLEASE CAREFULLY READ THE ATTACHED PROXY STATEMENT. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

DIADEXUS, INC.
343 Oyster Point Boulevard
South San Francisco, CA 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 14, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation of proxies by our Board of Directors to be voted at the 2011 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The Annual Meeting will be held at 343 Oyster Point Boulevard, South San Francisco, CA 94080, on Thursday, July 14, 2011, at 1:00 p.m., local time.

On July 28, 2010, VaxGen, Inc., a Delaware corporation, closed a merger transaction (the “Merger”) with diaDexus, Inc., a privately held Delaware corporation (“Old diaDexus”), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of May 28, 2010, as amended June 24, 2010 (the “Merger Agreement”), by and among VaxGen, Inc., Old diaDexus, Violet Acquisition Corporation, a wholly owned subsidiary of VaxGen, Inc. (“Merger Sub I”), Violet Acquisition, LLC, a wholly owned subsidiary of VaxGen, Inc. (“Merger Sub II”), and John E. Hamer, as the representative of Old diaDexus’ stockholders. Pursuant to the Merger Agreement, Old diaDexus became a wholly owned subsidiary of VaxGen, Inc. through a merger of Merger Sub I with and into Old diaDexus, with Old diaDexus being the surviving company in the merger (“Merger I”), and, immediately following the effectiveness of Merger I, the merger of Old diaDexus with and into Merger Sub II, with Merger Sub II being the surviving entity in the merger.

On November 1, 2010, VaxGen, Inc. merged Merger Sub II with and into VaxGen, Inc., with VaxGen, Inc. being the surviving entity in the merger, and VaxGen, Inc. changed its name to diaDexus, Inc. pursuant to a merger effected under Section 253 of the Delaware General Corporation Law. When used in this Proxy Statement, the terms the “Company,” “we,” “us,” “our” and “diaDexus” refer to the renamed diaDexus, Inc. (formerly known as VaxGen, Inc.). “Old diaDexus” refers to the former diaDexus, Inc., a privately held Delaware corporation, that existed prior to the Merger, and “Pre-Merger VaxGen” refers to VaxGen, Inc. prior to the Merger.

Securities and Exchange Commission (“SEC”) rules require us to provide our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 to stockholders who receive this Proxy Statement. Accordingly, we have enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed on March 22, 2011, with this Proxy Statement, and we will also provide copies of such documents to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Pursuant to SEC rules, the Company is also providing access to its proxy materials over the Internet at http://investors.diadexus.com/annuals.cfm.

The date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is on or about June 8, 2011.

GENERAL INFORMATION ABOUT VOTING

Record Date

Only holders of record of our Common Stock as of the close of business on the record date, May 16, 2011, will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at diaDexus, Inc., 343 Oyster Point Boulevard., South San Francisco, CA 94080 for a period of ten days prior to the Annual Meeting. The list of stockholders will also be available for such examination at the Annual Meeting. As of May 16, 2011, 53,067,057 shares of our common stock, par value $0.01 per share (the “Common Stock”), were outstanding.

Quorum and Revocability of Proxies

Each share of our Common Stock entitles the holder of record thereof to one vote. No other securities are entitled to be voted at the Annual Meeting. Each stockholder may vote in person or by proxy on all matters that properly come before the Annual Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for purposes of voting at the Annual Meeting. Properly executed proxies marked “ABSTAIN” or “WITHHOLD AUTHORITY,” as well as broker non-votes (as long as there is a “discretionary” item on the ballot) will be counted as “present” for purposes of determining the existence of a quorum. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Our Board of Directors (the “Board”) is soliciting your proxy in connection with the Annual Meeting and any postponement or adjournment thereof. If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. For Proposal 1, you may vote “FOR” or you may elect to “WITHHOLD AUTHORITY.” For Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Returning your completed proxy card will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to: diaDexus, Inc., 343 Oyster Point Boulevard, South San Francisco, CA 94080, Attn: David J. Foster. Beneficial owners of our Common Stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies will be voted: (1) FOR ALL the nominees for director named in this Proxy Statement; (2) FOR the approval of the amendment of the Company’s Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of Common Stock authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares; (3) FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and (4) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

The Company will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of Common Stock.

Broker Voting

Brokers holding shares of record in “street name” for a client have the discretionary authority to vote on some matters if they do not receive instructions from the client regarding how the client wants the shares voted at least ten days before the date of the Annual Meeting. When a broker does not have discretion to vote on a particular matter and the client has not given timely instructions on how the broker should vote, a broker non-vote results. Any broker non-vote will be counted as present at the Annual Meeting for purposes of determining a quorum.

Brokers do not have discretion to vote in the election of directors (Proposal 1). As a result, if your shares are held by your broker in “street name” and you do not provide your broker with instructions about how your shares should be voted, your shares will not be voted on Proposal 1. Please instruct your broker how to vote on this proposal. The proposal to approve the amendment to the Company’s Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of Common Stock authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares (Proposal 2) and the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 3) are considered to be “discretionary” matters on which brokers will be permitted to vote, in their discretion, on behalf of clients who have not furnished voting instructions at least ten days before the date of the Annual Meeting.

Required Vote

Proposal 1

In voting with regard to the proposal to elect directors (Proposal 1), you may vote for all nominees, withhold your vote as to all nominees or vote in favor of or withhold your vote as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and our Amended and Restated Bylaws and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. Neither withheld votes nor broker non-votes will have any effect on the election of directors.

Proposals 2 and 3

In voting with regard to the proposal to approve the amendment to the Company’s Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of Common Stock authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares (Proposal 2) and the proposal to ratify the audit committee’s appointment of the independent registered public accounting firm (Proposal 3), you may vote for the proposal, vote against the proposal or abstain from voting. The vote required to approve the proposal is governed by Delaware law and our Amended and Restated Bylaws and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposal at the Annual Meeting, provided a quorum is present. An abstention will have the same effect as a vote against this proposal. Because brokers have discretionary authority to vote on Proposals 2 and 3, broker non-votes will have no effect on the outcome of these proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of May 16, 2011 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

•	each of our named executive officers (and our other executive officers);

•	each of our directors; and

•	all directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to the securities. Except as otherwise provided by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate the percentage ownership of each listed person includes the shares of Common Stock underlying options or warrants held by such persons that are currently exercisable or exercisable within 60 days of May 16, 2011, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 53,067,057 shares of Common Stock outstanding as of May 16, 2011.

Unless otherwise indicated, the address of each individual listed below is c/o diaDexus, Inc., 343 Oyster Point Boulevard, South San Francisco, CA 94080.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock		Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
Felix J. Baker & Julian C. Baker (1)	7,327,006			7,327,006	13.81%
667 Madison Avenue
New York, NY 10021

Persons and entities affiliated with Burrill Life Sciences Capital Fund, L.P. (2)	5,519,427			5,519,427	10.40%
One Embarcadero Center, Suite 2700
San Francisco, CA 94111

Leap Tide Capital Management, Inc. & Jan Loeb (3)	5,083,174			5,083,174	9.58%
10451 Mill Run Circle, Suite 400
Owings Mills, MD 21117

Persons and entities affiliated with BAVP, LP (4)	3,872,851			3,872,851	7.30%
950 Tower Lane, Suite 700
Foster City, CA 94404

GlaxoSmithKline plc (5)	3,663,507			3,663,507	6.90%
980 Great West Road
Brentford, Middlesex TW8 9GS England

Nantahala Capital Management, LLC (6)	3,349,545			3,349,545	6.31%
100 First Stamford Place, 2nd Floor
Stamford, CT 06902

Directors and Executive Officers:
Bernard M. Alfano	124,298		180,545	304,843	*
Louis C. Bock	3,872,851	(7)	55,000	3,927,851	7.39%
Karen Drexler			40,000	40,000	*
David J. Foster	375,074		173,909	548,983	1.03%
Andrew Galligan			40,000	40,000	*
James P. Panek	19,178		55,000	74,178	*
Charles W. Patrick			55,000	55,000	*
Patrick Plewman	444,627		585,788	1,030,415	1.92%
Lori F. Rafield, Ph.D.			82,500	82,500	*
Brian E. Ward, Ph.D.				0	*
Robert L. Wolfert, Ph.D.	166,734		241,132	407,866	*
Emi Zychlinsky, Ph.D.				0	*
All directors and executive officers as a group (12 persons)	5,002,762		1,508,874	6,511,636	12.23%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Based upon a Schedule 13G filed with the SEC on July 29, 2010 by Felix J. Baker and Julian C. Baker. Felix J. Baker and Julian C. Baker may be deemed to have beneficial ownership of the 104,604 shares of Common Stock held by Baker Bros. Investments I, L.P., the 93,536 shares of Common Stock held by Baker Bros. Investments II, L.P., the 2,306,025 shares of Common Stock held by 667, L.P., the 4,567,055 shares of Common Stock held by Baker Brothers Life Sciences, L.P., the 140,525 shares of Common Stock held by 14159, L.P., and the 115,261 shares of Common Stock held by FBB Associates, in each case by virtue of their ownership of entities that have the power to control the investment decisions of the listed entities. Felix J. Baker and Julian C. Baker each disclaim beneficial ownership of the securities reported except to the extent of their pecuniary interest, if any, therein.

(2)
Based upon a Schedule 13G/A filed with the SEC on February 18, 2011 by Burrill Life Sciences Capital Fund, L.P. (“BLSCF”), Burrill Indiana Life Sciences Capital Fund, L.P. (“BILSCF”), Burrill & Company (Life Sciences GP), LLC (“BLSGP”), Burrill & Company (Indiana GP), LLC (“BIGP”), Burrill & Company LLC and G. Steven Burrill. BLSCF holds 5,279,442 shares of Common Stock and BILSCF holds 239,985 shares of Common Stock, and the two entities are operated as a single investor with a sharing of investments based on the capital commitments of the partnership. BLSGP and BIGP are the general partners of BLSCF and BILSCF, respectively. G. Steven Burrill is the owner of Burrill & Company LLC, which is the owner of BLSGP and BIGP, and ultimately holds the power to vote and dispose of the equity interests of both BLSCF and BILSCF. BLSCF, BILSCF, BLSGP, BIGP, Burrill & Company LLC and G. Steven Burrill share beneficial ownership of the 5,519,427 shares of Common Stock held by BLSCF and BILSCF.

(3)
Based upon a Schedule 13G/A filed with the SEC on March 25, 2011 by Leap Tide Capital Management, Inc. and Jan Loeb. Jan Loeb is the President and a member of the Board of Directors of Leap Tide Capital Management, Inc.

(4)
Based upon a Schedule 13D filed with the SEC on August 11, 2010 by BAVP, LP, Scale Venture Management I, LLC, Louis C. Bock, Kate Mitchell, Rory O’Driscoll and Mark Brooks. Scale Venture Management I, LLC is the general partner of BAVP, L.P. and Louis C. Bock, Kate Mitchell, Rory O’Driscoll and Mark Brooks are managing members of Scale Venture Management I, LLC. As a consequence of their shared voting and dispositive power, they may each be deemed to have beneficial ownership of the 3,872,851 shares of Common Stock held by BAVP, LP. Louis C. Bock, Kate Mitchell, Rory O’Driscoll and Mark Brooks disclaim beneficial ownership with respect to these shares except to the extent of their pecuniary interest therein.

(5)	Based upon a Schedule 13G filed with the SEC on August 11, 2010 by GlaxoSmithKline plc. The shares of Common Stock are held by GlaxoSmithKline LLC, a wholly owned subsidiary of GlaxoSmithKline plc.

(6)	Based upon a Schedule 13G/A filed with the SEC on February 11, 2011 by Nantahala Capital Management, LLC.

(7)
Louis C. Bock is a managing member of Scale Venture Management I, LLC, which is the general partner of BAVP, L.P., and may be deemed to have beneficial ownership over the 3,872,851 shares of Common Stock held by BAVP, L.P. Mr. Bock disclaims beneficial ownership with respect to these shares except to the extent of his pecuniary interest therein.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our Board currently consists of eight members: Louis C. Bock, Karen Drexler, Andrew Galligan, James P. Panek, Charles W. Patrick, Patrick Plewman, Lori F. Rafield and Brian E. Ward. Mr. Bock has informed the Board that he intends to resign as a director effective immediately prior to the Annual Meeting.  Consequently, the Board has decreased the number of authorized directors to seven, effective immediately prior to the Annual Meeting. The Board has nominated each of the current members (other than Mr. Bock) for election as directors at the 2011 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees will serve and hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees, allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors or fill the position.

The Board unanimously recommends that the stockholders vote “FOR ALL” on Proposal No. 1 to elect Karen Drexler, Andrew Galligan, James P. Panek, Charles W. Patrick, Patrick Plewman, Lori F. Rafield and Brian E. Ward as directors to serve and hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

Director Independence

The Board uses the definition of independence from the listing standards of The NASDAQ Stock Market to assess independence of our directors, although the Company’s Common Stock is not listed on NASDAQ. The NASDAQ independence criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she has been employed by the Company at any time during the past three years or he or she has accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the past three years. For example, Mr. Plewman is not independent because he is currently employed by the Company, Mr. Panek is not independent because he was employed by the Company until July 31, 2010 and Dr. Rafield is not independent because she earned over $120,000 as a consultant to the Company over a period of 12 months in 2009 and 2010. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the subjective test is made in the context of the objective standards. In making its independence determinations, the Board generally considers commercial, financial services, charitable, and other transactions and other relationships between the Company and each director and his or her family members and affiliated entities. For example, with regard to the independence determination for Mr. Bock, the Board considered his position with Scale Venture Management I, LLC, which is the general partner of BAVP, L.P., a significant stockholder of the Company, and concluded he is not an affiliated person. Based on its review, the Board has determined that each of the Company’s directors, except for Mr. Plewman, Mr. Panek and Dr. Rafield, are independent as defined by NASDAQ Stock Market listing standards. Franklin Berger and Kevin Reilly, who served as directors until the Merger on July 28, 2010, were determined by the Board to be independent as defined by NASDAQ Stock Market listing standards.

Board Leadership Structure

The Company separates the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the stockholders and the Company because it provides the appropriate balance between strategy development and oversight and accountability of management. However, no single leadership model is appropriate for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models might be appropriate. The Company’s Amended and Restated Bylaws allow for the Chief Executive Officer and Chairman of the Board positions to be held by the same individual. Accordingly, the Board plans to periodically review its leadership structure.

Directors

Set forth below is certain biographical information as of May 16, 2011 regarding our nominees for director (all of whom are current directors). Louis C. Bock, also a current director, has informed the Board that he intends to resign as a director effective immediately prior to the Annual Meeting.

Name	Age	Title
Karen Drexler (2)	51	Director (Nominee for Director)
Andrew Galligan(1)	54	Director (Nominee for Director)
James P. Panek(1)	58	Director (Nominee for Director)
Charles W. Patrick(1)(3)	57	Director (Nominee for Director)
Patrick Plewman(3)	45	Director, Chief Executive Officer & President (Nominee for Director)
Lori Rafield(2)(3)	56	Chairman of the Board of Directors (Nominee for Director)
Brian E. Ward (2)	58	Director (Nominee for Director)

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Karen Drexler. Karen Drexler has served as a director of the Company since November 2010. Since February 2010, Ms. Drexler has served as President and a director of Medivoce, Inc., a private company focused on patient instructional materials. Since June 2008, Ms. Drexler has been Chairman of the board of directors of Cellscape Corp., a privately owned prenatal diagnostics company that Ms. Drexler co-founded. Since February 2004, she has served as a director and as a strategy consultant for OrSense Ltd., a private company focused on noninvasive patient monitoring. Since October 2009, she has also served as a director of Kryptos Medical Corp., a privately owned medical device company. From April 2006 to July 2010, Ms. Drexler served as a consultant to Palo Alto Research Center, where she provided strategic guidance on partnering with healthcare-related businesses. Ms. Drexler was also formerly the President and Chief Executive Officer of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Ms. Drexler holds a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Stanford Graduate School of Business.

Ms. Drexler has been chosen to serve on the Board due to her entrepreneurial experience and her background in strategic planning for companies in the medical diagnostics and medical device industries.

Andrew Galligan. Andrew Galligan has served as a director of the Company since November 2010. Since June 2010, Mr. Galligan has served as the Vice President Finance and Chief Financial Officer for Nevro Corp., a privately owned medical device company. From 2009 to 2010, he served as the Vice President Finance and Chief Financial Officer for Ooma, Inc., a privately owned consumer electronics manufacturer and voice-over-IP service provider. From 2007 to 2008, he served as the Vice President Finance and Chief Financial Officer for Reliant Technologies, Inc. a privately owned medical device company. From 2003 to 2007, he served as the Vice President Finance and Chief Financial Officer of Metrika, Inc., a privately owned medical diagnostics company. Mr. Galligan has over 30 years of experience in financial reporting and accounting, at both public and private companies. Mr. Galligan holds an Honors Business Studies Degree from Trinity College at Dublin University and is a Fellow of the Institute of Chartered Accountants in Ireland.

Mr. Galligan has been chosen to serve on the Board due to his extensive experience with financial strategy, accounting and financial reporting at private and public companies, many of which are in the life sciences industry.

James P. Panek. James P. Panek has served as a director of the Company since January 2007. Mr. Panek also served as the President and Director of Pre-Merger VaxGen from January 2007 to July 2010, Principal Financial Officer of Pre-Merger VaxGen from May 2008 to July 2010, Chief Executive Officer of Pre-Merger VaxGen from January 2007 to January 2009, Executive Vice President of Pre-Merger VaxGen from September 2006 to December 2006 and Senior Vice President, Manufacturing Operations of Pre-Merger VaxGen from February 2002 to August 2006. From 2002 to 2006, Mr. Panek also served as the Co-Chief Executive Officer and Chairman of Celltrion, Inc., where Mr. Panek was responsible for all technical matters of the Korean joint venture established to develop manufacturing capability for the large-scale production of human biopharmaceutical products. From 1982 to 2001, Mr. Panek served in various capacities with Genentech, including Senior Vice President, Product Operations, and Vice President, Manufacturing, Engineering and Facilities, where he led the development of the world’s largest biotechnology manufacturing facility and was responsible for all operations involved in supplying products for preclinical, clinical, and commercial use. Mr. Panek led the development of manufacturing facilities that enabled FDA approval and launch of recombinant products to treat pediatric growth hormone deficiency, non-Hodgkin’s lymphoma and breast cancer. Prior to joining Genentech, Mr. Panek spent six years with Eli Lilly in a variety of engineering and development positions. Mr. Panek received a B.S. and an M.S. in Chemical Engineering from the University of Michigan.

Mr. Panek has been chosen to serve on the Board due to his extensive experience in operations, engineering, manufacturing and product development.

Charles W. Patrick. Charles W. Patrick has served as a director of the Company since the consummation of the Merger on July 28, 2010, and prior to that time served as a director of Old diaDexus beginning in February 2007. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. Since 2002, Mr. Patrick has also been the President and co-owner of ADS Golf, Inc., a golf equipment supplier. From 1990 to 2000, Mr. Patrick served as Vice President of Sales and Marketing for Biosite Diagnostics, Inc. (“Biosite”), a medical diagnostics company. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories, Inc. Since January 2006, Mr. Patrick has served as a member of the board of directors for OraSure Technologies, Inc., a public medical device and medical diagnostics company, where he is currently a member of the compensation committee and the nominating and corporate governance committee. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida in 1976.

Mr. Patrick has been chosen to serve on the Board due to his medical diagnostics industry experience and experience in sales, marketing and distribution. In addition, his service on the board of directors of another public company, OraSure Technologies, Inc., provides us with an important perspective on corporate governance matters.

Patrick Plewman. Patrick Plewman has served as President, Chief Executive Officer and a director of the Company since the consummation of the Merger on July 28, 2010, and prior to that time served as Chief Executive Officer of Old diaDexus from June 2000 to July 2010, a director of Old diaDexus from April 2000 to July 2010, and President of Old diaDexus from December 1999 to July 2010. From Old diaDexus’ inception in August 1997 through June 1999, Mr. Plewman served as Old diaDexus’ Vice President of Corporate Development and from July 1999 served as Old diaDexus’ Chief Operating Officer. From 1989 to 1997, Mr. Plewman served in various capacities at SmithKline Beecham Corporation, most recently as Director, Business Development – Molecular Diagnostics, leading the formation and spin-out of Old diaDexus from SmithKline Beecham Corporation in 1997. Mr. Plewman was a Phi Beta Kappa graduate and Morehead-Cain Scholar at the University of North Carolina at Chapel Hill where he received a B.A. in Chemistry and Political Science. Mr. Plewman also holds an M.B.A. from Harvard Business School.

Mr. Plewman has been chosen to serve on the Board because, due to his role as the Company’s current Chief Executive Officer as well as his positions with Old diaDexus, he has detailed knowledge of the Company’s diagnostic technology and business and a deep understanding of the strategic environment in which the Company operates.

Lori F. Rafield, Ph.D. Lori Rafield has served as a director of the Company since May 2008 and as Chairman of the Board since July 2010. Since 2005, Dr. Rafield has served as a consultant to both the biotechnology and medical device industries, working with entrepreneurs to create and finance companies with both institutional and strategic partners. From 1998 to 2005, Dr. Rafield was Managing Director at Apax Partners (formerly Patricof & Co. Ventures), where she was the head of healthcare and responsible for developing a diversified healthcare investment strategy for a $250 million healthcare portfolio within a $1 billion fund. While at Apax Partners, she was predominantly focused on the creation of therapeutic product companies from pharmaceutical assets and resources which led to investments in Zymogenetics (Novo Nordisk), Affymax (GSK) and Aerovance (Bayer). From 1995 to 1997, she was an investment Principal at Robertson Stephens Early Stage Venture Fund and an Affiliate at Institutional Venture Partners from 1991 to 1995. Dr. Rafield held scientific research and management positions at Somatix Therapy Corp. from 1989 to 1991 and at Integrated Genetics, Inc. from 1986 to 1989, where she directed molecular biology efforts in the development and expression of recombinant proteins. She received a Ph.D. in 1981 in microbiology at University of Virginia Medical School, and was a Postdoctoral Fellow at Harvard Medical School.

Dr. Rafield has been chosen to serve on the Board because of her entrepreneurial and finance experience, her research and management experience at Somatic Therapy Corp. and Integrated Genetics, Inc., and her experience as a consultant in the biotechnology and device industries.

Brian E. Ward, Ph.D.  Brian Ward has served as a director of the Company since May 2011. Since September 2010, Dr. Ward has served as Chief Operating Officer at On-Q-ity Inc., a private oncology diagnostics company. Prior to that, Dr. Ward served as its Executive Vice President starting in May 2008, in which capacity he had primary responsibility for the research and development process. Since March 2008, Dr. Ward has also served as President of Advantage Genomics, Inc., a private company that provides strategic and tactical consulting services to biotechnology organizations, with particular emphasis on personalized medicine diagnostics.  From February 2007 to February 2008, Dr. Ward served as Senior Vice President, Development at Genomic Health, Inc., a private company focused on genomic-based oncology diagnostics, in which capacity he was responsible for the overall management of all product development activities. From 1996 to 2006, Dr. Ward served in various capacities at Myriad Genetics, Inc., a public molecular diagnostic company, most recently as its Senior Vice President, Medical Genetic Services from October 2005 to September 2006 and as its Senior Vice President, Operations from January 2002 to October 2005. Dr. Ward received a B.S. in Zoology from the University of Wisconsin and an M.S. in Human Genetics and a Ph.D. in Biochemistry, Biophysics, Genetics from the University of Colorado Health Sciences Center.

Dr. Ward has been chosen to serve on the Board because of his extensive operational and research and development experience in the medical diagnostics industry.

Executive Officers

The following is certain biographical information as of May 16, 2011 for our executive officers not discussed above:

Name	Age	Title
Bernard M. Alfano	50	Executive Vice President and Chief Commercial Officer
David J. Foster	53	Executive Vice President, Chief Financial Officer and Secretary
Robert L. Wolfert	57	Executive Vice President and Chief Scientific Officer
Emi Zychlinsky	55	Executive Vice President and Chief Technology Officer

Bernard M. Alfano. Bernard Alfano has served as the Company’s Executive Vice President and Chief Commercial Officer since the Merger on July 28, 2010, and prior to that time served as the Executive Vice President and Chief Commercial Officer of Old diaDexus from May 2009 to July 2010 and as Old diaDexus’ Executive Vice President, Sales and Marketing from February 2007 to April 2009. From 2001 to 2006, Mr. Alfano held various senior management positions within IRIS Diagnostics, a division of publicly owned International Remote Imaging Systems, Inc. (“IRIS”), ultimately serving as its President from 2005 to 2006. Prior to joining IRIS, he served as Vice President, Business and Product Development at OxiBio, Inc. and as Vice President, Global Sales and Marketing at Litmus Concepts Inc., two early stage biotech companies. Mr. Alfano has more than 20 years experience in medical devices and diagnostics including companies such as C.R. Bard, Inc., Syntex Corporation and Johnson & Johnson earlier in his career. He received a B.A. in Business Administration from Seattle University.

David J. Foster. David Foster has served as the Company’s Executive Vice President, Chief Financial Officer and Secretary since the Merger on July 28, 2010, and prior to that time served as Old diaDexus’ Executive Vice President, Finance and Administration and Chief Financial Officer from February 2007 to July 2010. Since 2008, Mr. Foster has also served as a member of the board of directors of NovaRay Medical, Inc., a privately owned developer of digital x-ray technology for medical imaging. From July 2005 until February 2007, he served as a general business consultant to various companies . From 2002 to 2005, Mr. Foster served as Senior Vice President and Chief Financial Officer of Argonaut Technologies, Inc., a publicly owned chemistry instrument and consumables company, where he managed finance, accounting, administrative, legal, investor relations and other functions. Previously, Mr. Foster was a co-founder and Chief Executive Officer of Cohesion Technologies Inc., a publicly owned medical technology company from 1997 to 2001. From 1984 to 1997, Mr. Foster served in various capacities at Collagen Corporation, a global, public medical technology company, most recently as Senior Vice President and General Manager of the Collagen Technologies Division. He also served as an officer at Collagen Corporation for seven years, including five years as Chief Financial Officer. Mr. Foster holds a B.S. in Mechanical Engineering and an M.B.A. from the University of California at Berkeley.

Robert L. Wolfert, Ph.D. Robert Wolfert has served as the Company’s Executive Vice President and Chief Scientific Officer since the Merger on July 28, 2010, and prior to that time served as Old diaDexus’ Executive Vice President and Chief Scientific Officer from May 2008 to July 2010 and as Old diaDexus’ Executive Vice President, Diagnostics from 2006. Dr. Wolfert joined Old diaDexus as Vice President, Diagnostics in 2000. From 1999 to 2000, Dr. Wolfert was Vice President, Research and Development of Atairgin Technologies Inc., a biotechnology company. From 1984 to 1999, Dr. Wolfert served in various capacities at Hybritech Incorporated, where he most recently held the position of Director of Immunodiagnostics Research. Dr. Wolfert holds a B.A. in Chemistry and Biology from Cornell University and a Ph.D. in Biochemistry and Immunology from Tufts University School of Medicine.

Emi Zychlinsky, Ph.D. Emi Zychlinsky has served as the Company’s Executive Vice President and Chief Technology Officer since January 2011. From 1993 to 1998 and again from 1999 to January 2011, Dr. Zychlinsky served in various capacities at Hitachi Chemical Diagnostics, Inc. (formerly MAST Immunisystems, Inc.), a medical diagnostics company, where she most recently held the position of Vice President Operations, in which she was responsible for research and development, process engineering, manufacturing, procurement, materials, quality control and regulatory matters. Prior to becoming its Vice President Operations in May 2009, Dr. Zychlinsky served as its Vice President of Research and Development, Risk Assessment and Management Representative from 2005 to 2009 and its Director Research and Development from 1997 to 1998 and then again from 1999 to 2005. From 1998 to 1999, she served as Director Technical Development at NAXCOR, a private medical diagnostics company. Dr. Zychlinsky also served as a regulatory consultant for several medical device companies from 2005 to 2008. Dr. Zychlinsky holds a B.A. in Chemistry, Bacteriology and Parasitology from the Escuela Nacional de Ciencia Biologicas and a Ph.D. in Medical Microbiology from Stanford University, where she was also a postdoctoral scholar.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board conducts its business through meetings of the full Board and through committees of the Board, consisting of an audit committee, a compensation committee and a nominating and corporate governance committee. In addition to the standing committees, the Board from time to time establishes special purpose committees.

During the fiscal year ended December 31, 2010, the Company’s Board of Directors held 14 meetings, the audit committee held 7 meetings and the compensation committee held 3 meetings. The nominating and corporate governance committee was formed in May 2011, so it held no meetings during the fiscal year ended December 31, 2010. No director attended less than 75% of the aggregate of the total number board meetings held during such director’s term and the total number of meetings of the committees on which such director served during such director’s term. The Company did not hold an annual meeting in 2010.

The Board’s Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company, including operational, financial, liquidity, legal and regulatory, strategic and reputational risks. This oversight is conducted partially through committees of the Board (as further described below), but the full Board has retained responsibility for general oversight of risks. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing the Company’s business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board reviews with management the Company’s business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk and risk management practices for the Company.

The Audit Committee

On November 4, 2010, our Board adopted a new charter that sets forth the responsibilities of the audit committee. The audit committee’s charter is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Audit Committee Charter.” Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. In addition, in accordance with the charter, the audit committee discusses with management the Company’s policies with respect to risk assessment and risk management, significant financial and operational risk exposures and the actions management has taken to limit, monitor or control such exposures.

The members of the audit committee are Andrew Galligan (chair), Louis C. Bock, James P. Panek and Charles W. Patrick. Mr. Bock has informed the Board that he intends to resign as a director effective immediately prior to the Annual Meeting. Other than Mr. Panek, each of the members of the committee has been determined by the Board to be independent as defined by NASDAQ Stock Market listing standards. Mr. Panek is not independent as defined by NASDAQ Stock Market listing standards because he has been employed by the Company within the past three years, serving as its President until the Merger on July 28, 2010. The Board has also determined that Mr. Galligan is an “audit committee financial expert,” as defined under Item 407(d) of Regulation S-K.

The Compensation Committee

On November 4, 2010, our Board adopted a new charter that sets forth the responsibilities of the compensation committee. The compensation committee’s charter, as amended, is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Compensation Committee Charter.” Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The CEO participates in compensation committee meetings and provides input on the amount and form of executive officer compensation, except with respect to his own compensation. No compensation consultant participated in the process of determining or recommending the amount or form of executive and director compensation during the fiscal year ended December 31, 2010. However, Mary Ann Rafferty, a compensation consultant engaged by the Company to advise on 2011 compensation, provided information to the compensation committee that was used by the committee in determining bonuses paid to executive officers in 2011 for service provided to the Company in 2010. Ms. Rafferty was retained by the compensation committee directly and does not provide any other services to the Company. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews the relationship between the Company’s compensation, risk management policies and practices and corporate strategy. The committee also reviews, with management, whether the Company’s compensation policies encourage unnecessary or excessive risk taking, and evaluates whether the financial incentives and risks relating to such policies are appropriate. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

The members of the compensation committee are Karen Drexler (chair), Brian E. Ward and Lori F. Rafield. Each member of the compensation committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board has determined that each of the members of the compensation committee, except for Dr. Rafield, is independent as defined by NASDAQ Stock Market listing standards.

The Nominating and Corporate Governance Committee

On May 12, 2011, our Board created a nominating and corporate governance committee and adopted a charter that sets forth the responsibilities of the committee. The nominating and corporate governance committee’s charter is posted on our website at http://www.diadexus.com under the headings “Investors – Corporate Governance – Nominating and Corporate Governance Committee.” The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for making recommendations concerning governance matters.

The members of the nominating and corporate governance committee are Charles W. Patrick (chair), Patrick Plewman and Lori F. Rafield.  The Board has determined that Mr. Patrick is independent as defined by NASDAQ Stock Market listing requirements, but that Mr. Plewman and Dr. Rafield are not.

Nomination of Directors

Nominations of persons for election to the Board may be made only by the Board or by the Company’s stockholders who comply with the timing, informational and other requirements of our Amended and Restated Bylaws. For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. In order to nominate a person for election to the Board at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling the special meeting), a stockholder’s notice must be delivered to, or mailed and received at, the Company’s principal executive offices not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made. Further updates and supplements to such notice may be required at the times and in the form set forth under our Amended and Restated Bylaws. As set forth in our Amended and Restated Bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of the Company’s Common Stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Amended and Restated Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Amended and Restated Bylaws, which are available, without charge, from our Chief Financial Officer at diaDexus, Inc., 343 Oyster Point Boulevard, South San Francisco, CA 94080.

As to the current nominees for director, other than those persons who are currently officers of the Company or have previously been elected by the Company’s stockholders, the source of the nominations are as follows: Charles W. Patrick was appointed to the Board following the Merger in July 2010. Karen Drexler, Andrew Galligan and Brian E. Ward were each recommended by a non-management director for the Board’s consideration.

Director Criteria and Diversity

In recommending candidates for election to the Board, the nominating and corporate governance committee may consider the following criteria, among others the nominating and corporate governance committee shall deem appropriate: personal and professional integrity, ethics and values; experience in corporate management, operations or finance; experience relevant to the Company's industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise; practical and mature business judgment; and promotion of a diversity of business or career experience relevant to the success of the Company. The nominating and corporate governance committee does not have a formal policy with respect to diversity. The committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee will consider director candidates recommended by stockholders in accordance with the director nomination procedure summarized above and detailed in our Amended and Restated Bylaws. Any candidate recommended by a stockholder will be evaluated in the same manner as any candidate identified by a Board member. The Company has not received any recommendations from stockholders for the 2011 Annual Meeting.

Communications with the Board of Directors

Stockholders may contact an individual director or the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means:

Mail:	Attn: Board of Directors
diaDexus, Inc.
343 Oyster Point Boulevard
South San Francisco, CA 94080

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments within the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests the Company’s general information.

Code of Conduct

On November 4, 2010, the Board adopted a new Code of Conduct, which applies to all of our officers, directors and employees, and which complies with the requirements for a “code of ethics” under Item 406 of Regulation S-K. Our Code of Conduct is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Code of Conduct.” We will post any amendments to our Code of Conduct on our website, and we intend to disclose any waiver from any provision of our Code of Conduct granted to any director or executive officer on our website, also under the headings “Investors — Corporate Governance — Code of Conduct.”

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The total compensation paid to the Company’s Principal Executive Officer and its highest compensated executive officers other than the Principal Executive Officer (the “NEOs”), respectively, for services rendered in 2010 and 2009, as applicable, is summarized as follows:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards (4) ($)	Option Awards (5) ($)		Non-Equity Incentive Plan Compensation(6) ($)	All Other Compensation ($)		Total ($)
Patrick Plewman (1)	2010	$162,718	(3)	$—	$133,388	$334,538		$95,000	$65,490	(9)	$791,134
President and Chief Executive Officer
Bernard M. Alfano (1)	2010	136,506	(3)	—	37,289	103,108		78,125	—		355,028
Executive Vice President and Chief Commercial Officer
Robert Wolfert (1)	2010	137,025	(3)	—	50,020	137,709		32,000	24,559	(9)	381,313
Executive Vice President and Chief Scientific Officer
James P. Panek (2)	2010	162,500	(7)	—	—	10,470	(8)	—	303,711	(10)	449,961
President	2009	211,250		—	—	—		—	193,050	(11)	404,300

(1)	Mr. Plewman, Mr. Alfano and Dr. Wolfert assumed their respective positions with the Company at the time of the Merger on July 28, 2010.
(2)
Mr. Panek served as the President of the Company and as its Principal Financial Officer until the date of the Merger on July 28, 2010, when he resigned as President of the Company. Mr. Panek’s employment with the Company was terminated on July 31, 2010, but he remains a director.

(3)	Amounts represent salary earned from the date of the Merger on July 28, 2010 through December 31, 2010.
(4)
Amounts represent the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 of the shares of Common Stock issued to former employees of Old diaDexus on July 28, 2010 as retention bonuses pursuant to the Merger Agreement and the Retention Bonus Plan of Old diaDexus. See “Narrative to Summary Compensation Table – Retention Bonus Plan” below for additional information.

(5)
For option awards, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. The assumptions we used for calculating the grant date fair values are set forth in Note 11 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(6)
Amounts represent performance bonuses earned for the bonus period from July 1, 2010 to December 31, 2010, including the portion of such period during which the recipients were employed by Old diaDexus prior to the consummation of the Merger on July 28, 2010.

(7)
Amount represents $146,250 in salary earned from January 1, 2010 to July 31, 2010, the date of Mr. Panek’s termination as an employee of the Company, and $16,250 in fees earned as a director of the Company following the Merger.

(8)	Amount represents the grant date fair value of an option grant made to Mr. Panek in connection with his service as a director.
(9)
Amounts represent cash payments made in lieu of stock awards under the Retention Bonus Plan in order to satisfy certain withholding obligations incurred in connection with the payment of retention bonuses.

(10)
Amount represents Mr. Panek’s severance payment of $195,202, an accrued vacation payout of $56,509 and a bonus payment of $52,000, each paid to Mr. Panek in connection with the termination of Mr. Panek’s employment as a result of the consummation of the Merger.

(11)	Represents a lump-sum payment under the Amended and Restated Employment Agreement, effective February 1, 2009, by and between the Company and Mr. Panek.

Narrative to Summary Compensation Table

Terms of the Chief Executive Officer’s Employment Agreement

Old diaDexus entered into an Amended and Restated Employment Agreement with Patrick Plewman, its President and Chief Executive Officer, effective as of May 1, 2008 (the “Plewman Agreement”). Upon consummation of the Merger, the Company succeeded to all rights and obligations under the Plewman Agreement.

The Board has set Mr. Plewman’s base salary at $380,000. Mr. Plewman is also eligible to earn an annual bonus based upon specified performance criteria. Mr. Plewman’s base salary and annual bonus are each subject to review annually for possible increases in light of Mr. Plewman’s performance and competitive data. Mr. Plewman is also eligible to receive stock option grants and other equity awards as are approved by the Board. Under the Plewman Agreement, if Mr. Plewman is terminated without cause or he is constructively terminated and he signs and does not revoke a standard form of release of claims, Mr. Plewman will be entitled to the following severance:

•	Payment of an amount equal to one year of his base salary less applicable withholding, payable in substantially equal bi-monthly installments;

•
All outstanding options for Common Stock and other equity-based awards held by Mr. Plewman will become fully vested and exercisable and any restrictions on unvested shares of common stock held by Mr. Plewman will lapse;

•
Payment of group health, dental and vision plan continuation coverage premiums and, if applicable, covered dependents, for the lesser of 12 months from the termination of service or the date upon which he and his covered dependents are covered by similar plans by Mr. Plewman’s new employer; and

•	Reimbursement of relocation expenses for Mr. Plewman and his family from the San Francisco Bay Area, California, to the United Kingdom incurred within 12 months after Mr. Plewman’s termination.

If Mr. Plewman dies or becomes permanently disabled during the term of the Plewman Agreement, Mr. Plewman will be treated as if he had been terminated without cause for the purpose of severance benefits.

Terms of Employment Agreements for Bernard M. Alfano and Robert L. Wolfert

Old diaDexus entered into an Amended and Restated Employment Agreement with each of Bernard M. Alfano, its Executive Vice President and Chief Commercial Officer, and Robert L. Wolfert, its Executive Vice President and Chief Scientific Officer, effective as of May 1, 2008 (the “Executive Agreements”). Upon consummation of the Merger, the Company succeeded to all rights and obligations under the Executive Agreements.

The Company’s Board has set the base salaries for each of Mr. Alfano and Dr. Wolfert at $320,000. Each executive is also eligible to earn an annual bonusbased upon specified performance criteria. Each executive’s base salary and annual bonus are subject to review annually for possible increases in light of such executive’s performance and competitive data. Each executive is also eligible to receive stock option grants and other equity awards as are approved by the Board. Under the Executive Agreements, if an executive is terminated without cause or he is constructively terminated and he signs and does not revoke a standard form of release of claims, such executive will be entitled to the following severance:

•	Payment of an amount equal to six months of his base salary less applicable withholding;

•
Payment of group health, dental and vision plan continuation coverage premiums and, if applicable, covered dependents, for the lesser of six months from the termination of service or the date upon which he and his covered dependents are covered by similar plans by the executive’s new employer; and

•
If the executive is terminated within 12 months following a change in control, all outstanding options for Common Stock will become vested and exercisable and any restrictions on unvested shares of common stock held by the executive will lapse with respect to that number of shares which would have become vested if the executive had remained in continuous service for an additional six months.

If an executive dies or becomes permanently disabled during the term of his applicable Executive Agreement, such executive will be treated as if he had been terminated without cause for the purpose of severance benefits.

Retention Bonus Plan

In connection with the Merger, the Retention Bonus Plan of Old diaDexus, originally adopted in 2007 and amended and restated on June 24, 2010, provided for an amount equal to 8% of the shares of the Company’s Common Stock issuable in the Merger to be paid to the Old diaDexus employee participants in the Retention Bonus Plan. The Merger Agreement provided for the Company to make payments required to be made under the Retention Bonus Plan in connection with the Merger. The Old diaDexus compensation committee designated the participants of the Retention Bonus Plan and their respective percentage interests in the bonus pool prior to the Merger. Patrick Plewman, Bernard M. Alfano and Robert L. Wolfert were each designated participants in the Retention Bonus Plan, with participation percentage interests of 40%, 7.5% and 15%, respectively. In connection with the Merger, each of these executives was issued shares of the Company’s Common Stock and, to the extent not otherwise satisfied, cash in lieu of shares to satisfy such participant’s tax withholding obligations. Specifically, Mr. Plewman was issued 444,627 shares of Common Stock and was paid $65,490 in cash to satisfy withholding obligations; Mr. Alfano was issued 124,298 shares of Common Stock; and Dr. Wolfert was issued 166,734 shares of Common Stock and was paid $24,559 in cash to satisfy withholding obligations. Of the foregoing shares issued to our named executive officers, the following shares will remain in escrow until July 28, 2011 to satisfy any indemnification claims under the Merger Agreement: Mr. Plewman 67,783 shares, Mr. Alfano 12,709 shares and Dr. Wolfert 25,418 shares.

Equity Compensation

The Company granted options to its executive officers and other employees on July 29, 2010 in connection with the completion of the Merger. The Company determined the amounts and vesting schedules of these grants based on Old diaDexus grant history, after considering the need to motivate and retain staff as new employees of the Company and the existing limits of the Company’s stock option plan. The option grants to the NEOs have a 10 year term and vest over a 36 month period in substantially equal monthly installments measured from the date of grant. The exercise price per share is $0.26, which was the closing trading price of our common stock on July 29, 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Patrick Plewman	266,267	1,650,858	(1)	$0.26	7/29/2020
Bernard M. Alfano	82,066	508,810	(1)	$0.26	7/29/2020
Robert Wolfert	109,605	679,556	(1)	$0.26	7/29/2020
James P. Panek	25,000	35,000	(2)	$0.26	7/29/2020

(1)	The stock options vest ratably on a monthly basis over a 36 month period following the vesting commencement date of July 29, 2010.
(2)
Mr. Panek received the reported option grant for his service as a director. The stock option vests ratably on a monthly basis over the 12 month period following the vesting commencement date of July 29, 2010.

Director Compensation

The following table summarizes the total compensation earned in 2010 for the Company’s non-management directors. Mr. Plewman receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Option Awards (2) ($)	All Other Compensation ($)		Total ($)
Franklin M. Berger (1)	$23,333		—	—		$23,333
Louis Bock	18,750	(3)	10,470	—		29,220
Karen Drexler	5,417		13,356	—		18,773
Andrew Galligan	6,667		13,356	—		20,023
Charles W. Patrick	14,375		10,470	—		24,845
Lori F. Rafield	35,416		15,705	147,250	(4)	198,371
Kevin L. Reilly (1)	27,708		—	—		27,708
Brian E. Ward (5)	—		—	—		—

(1)	Mr. Berger and Mr. Reilly resigned as directors effective upon the Merger, which occurred on July 28, 2010.
(2)
For option awards, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. The assumptions we used for calculating the grant date fair values are set forth in Note 11 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Each of Mr. Bock, Ms. Drexler, Mr. Galligan and Mr. Patrick held options to purchase 60,000 shares of our Common Stock as of December 31, 2010. Dr. Rafield held options to purchase 90,000 shares of our Common Stock as of December 31, 2010.

(3)	Mr. Bock’s board retainer fee was paid to BAVP, LP. Mr. Bock is a Managing Director of Scale Venture Management I, LLC, which is the General Partner of BAVP, LP, one of the Company’s stockholders.
(4)	Amount represents consulting income of $147,250 earned by Dr. Rafield prior to the Merger. The consulting arrangement has been terminated.
(5)	Dr. Ward was appointed to the Board on May 12, 2011.

Narrative to Director Compensation Table

Pursuant to the Company’s Non-Employee Director Cash Compensation Policy in effect during 2010, (i) each of the Company’s non-employee directors (other than the Chairman of the Board) received an annual retainer fee of $25,000, (ii) the Chairman of the Board received an annual retainer fee of $40,000, (iii) each member of the audit committee (other than the committee’s chair) received an annual retainer fee of $7,500 and (iv) the chair of the audit committee received an annual retainer fee of $15,000. Prior to November 4, 2010, the members of the Compensation Committee were not separately compensated for their services in such capacity. As of November 4, 2010, each member of the compensation committee (other than the committee’s chair) received an annual retainer fee of $5,000 and the chair of the compensation committee received an annual retainer fee of $7,500.

On May 12, 2011, the Board revised the Non-Employee Director Cash Compensation Policy effective as of that date. Under the revised policy, each of the Company’s non-employee directors (other than the Chairman of the Board) will receive an annual retainer fee of $25,000, and the Chairman of the Board will receive an annual retainer fee of $50,000. In addition, each member of the audit committee and each member of the compensation committee (other than the applicable committee’s chair) will receive an annual retainer fee of $7,500, and the chair of the audit committee and the chair of the compensation committee will each receive an annual retainer fee of $20,000. Each member of the nominating and corporate governance committee (other than the committee’s chair) will receive an annual retainer fee of $4,000, and the chair of the nominating and corporate governance committee will receive an annual retainer fee of $10,000. In addition to the annual retainer fees, the directors will receive meeting attendance fees as follows: For each Board meeting attended beyond six meetings in a given fiscal year, a director will receive $1,500 for attending in person and $750 for attending telephonically. For each committee meeting attended beyond eight meetings of the audit committee, eight meetings of the compensation committee or four meetings of the nominating committee, as applicable, in a given fiscal year, a director will receive $1,000 for attending in person and $500 for attending telephonically.

Following the consummation of the Merger, the Board granted each of the directors of the newly constituted Board, other than Mr. Plewman, an initial equity grant of 60,000 stock options at an exercise price of $0.26 per share, except that Dr. Rafield as Chairman of the Board received an initial grant of 90,000 stock options. Upon their appointment as directors in November 2010, Ms. Drexler and Mr. Galligan each received an initial option grant of 60,000 stock options at an exercise price of $0.33 per share. All such options vest ratably over the 12 month period following the date of grant and are exercisable for ten years from the date of grant.

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance, under all of our equity compensation plans, at December 31, 2010:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by stockholders (1):	6,918,517	$0.85	1,335,879
Equity compensation plans not approved by stockholders (2):	30,000	$12.27	0
Total	6,948,517	$0.90	1,335,879

(1)	Includes the Amended and Restated 1996 Stock Option Plan and the Amended and Restated 1998 Director Stock Option Plan.
(2)
In October 2004, the Company granted stock options for 30,000 shares outside the approved plans to a new director with an exercise price of $12.27 per share. These options were granted without stockholder approval, but pursuant to NASDAQ Marketplace Rules then applicable to the Company, they were granted on terms that were substantially in accordance with the Company’s standard stock option terms. As of December 31, 2010, none of these stock options have been exercised or repurchased.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Bridge Loan Payments

Louis C. Bock, a current director of the Company who is not standing for election at the Annual Meeting, is a Managing Director of Scale Venture Management I, LLC, which is the General Partner of BAVP, LP. Pursuant to the bridge financing (the “Bridge Financing”) entered into by Old diaDexus on May 28, 2010 in connection with the execution of the merger agreement between Old diaDexus and Pre-Merger VaxGen, Old diaDexus issued a secured promissory note to BAVP, LP in the principal amount of $420,472, which note accrued simple interest of 10% per annum. In connection with the closing of the Merger, Old diaDexus repaid in full the principal balance and accrued interest (approximately $427,499) of the secured promissory note using funds provided to Old diaDexus by the Company. Upon the closing of the Merger, BAVP, LP was also a beneficial owner of 5% or greater of the Company’s Common Stock.

FBB Associates, Baker Bros. Investments L.P., Baker Bros. Investment II, L.P., 667, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P. (the “Baker Brothers Funds”), which are each affiliated with Baker Brothers Investments, collectively had beneficial ownership of 5% or greater of the Company’s Common Stock upon the closing of the Merger. The Baker Brothers Funds purchased secured promissory notes from Old diaDexus in the Bridge Financing in an aggregate principal amount of $795,420, which notes accrued simple interest of 10% per annum. In connection with the closing of the Merger, Old diaDexus repaid in full the aggregate principal balance and accrued interest (approximately $808,713) of the secured promissory notes using funds provided to Old diaDexus by the Company.

Transactions with GlaxoSmithKline LLC

The Company is party to a collaboration and license agreement with GlaxoSmithKline LLC (formerly SmithKlineBeecham Corp.), originally entered into by diaDexus, LLC (later succeeded by Old diaDexus) on September 2, 1997. GlaxoSmithKline LLC holds approximately 6.9% of our Common Stock as of May 16, 2011. Under the collaboration and license agreement, as amended, GlaxoSmithKline LLC has granted us exclusive rights to practice and commercialize certain diagnostic intellectual property, some of which relates to the Company’s current products. We are required to pay certain third parties, or to pay GlaxoSmithKline LLC for payment to such third parties, royalties on our sales of products based on or derived from the licensed intellectual property to the extent that GlaxoSmithKline LLC has royalty or other payment obligations to those third parties with respect to such intellectual property. GlaxoSmithKline LLC also has royalty and other payment obligations to the Company with respect to licenses that have been granted or may be granted by the Company to GlaxoSmithKline LLC in the future under the agreement. In fiscal year 2010, royalty payments by the Company to GlaxoSmithKline LLC, or to third parties to satisfy GlaxoSmithKline LLC’s obligations to such third parties, amounted to $281,725 and GlaxoSmithKline LLC made no royalty or other payments to the Company under the collaboration and license agreement.

GlaxoSmithKline LLC is also a customer of the Company’s products. In fiscal year 2010, revenue from sales to GlaxoSmithKline LLC amounted to approximately $681,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our Common Stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and amendments thereto received by us and written representations from these persons that no other reports were required, we believe that during the fiscal year ended December 31, 2010, all of our directors, officers and owners of more than 10% of our Common Stock complied with all applicable filing requirements, except that on February 18, 2011, persons and entities affiliated with Burrill Life Science Capital Fund, L.P. filed their initial report on Form 3 and a report of subsequent changes in ownership on Form 4 (reporting seven transactions) outside of the applicable deadlines for the filing of those reports.

PROPOSAL 2 — APPROVAL OF INCREASES IN THE TOTAL NUMBER OF SHARES OF STOCK
AND IN THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

The Board has adopted, subject to stockholder approval, an amendment to the Company’s Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of Common Stock authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares. As amended, Article 4, Section 4.1 of the Company’s Restated Certificate of Incorporation would read in its entirety as follows:

“4.1The total number of shares of stock that the corporation is authorized to issue is 120,000,000, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. The common stock will be subject to the rights and preferences of the preferred stock as set forth in this Restated Certificate of Incorporation and the resolution or resolutions providing for the issue of any such stock adopted by the board of directors.”

The additional shares of Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock. Adoption of the amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except, to the extent the additional authorized shares are issued, for incidental effects, such as dilution of earnings per share and voting power of current holders of Common Stock. The proposed amendment does not increase the number of shares of preferred stock authorized for issuance by the Company. If the amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 53,067,057 shares of Common Stock outstanding as of May 16, 2011, the Board has reserved 8,284,396 shares of Common Stock for issuance upon exercise of options granted under the Company’s stock option plans and the exercise of outstanding non-plan options and up to approximately 14,000 shares of Common Stock which may be issued upon exercise of warrants. As a consequence, only 3,634,547 shares of Common Stock remained available for issuance as of May 16, 2011. No shares of preferred stock were outstanding as of May 16, 2011.

The Board believes it is in the best interests of the Company and its stockholders for the Company to have sufficient flexibility to issue shares for future corporate needs. The Board believes that it is desirable to have additional authorized shares available for issuance from time to time in the Board’s discretion, subject to further stockholder approval only if required in the case of any particular issuance by applicable law or regulation, for various purposes, including, without limitation, raising capital in future financings (which may be either public or private offerings), establishing strategic relationships with other companies, providing equity incentives to employees, officers or directors, expanding the Company’s business through the acquisition of other businesses or technologies, or for other corporate purposes. We currently have no specific understandings, agreements or arrangements, oral or written, that would require us to issue any of the additional shares of our Common Stock authorized by the proposed amendment. However, the Board believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future, and that the authorization of the additional shares will provide the Company with the necessary ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that an increase in the number of shares of Common Stock available for issuance could discourage efforts to effect a change in control of the Company, as the Company would be able to issue those shares in a private transaction to purchasers who would oppose such a change in control.

The Board unanimously recommends that the stockholders vote “FOR” Proposal 2 to amend the Company’s Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of Common Stock authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee has engaged PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and is seeking ratification of the engagement by our stockholders at the Annual Meeting. PWC has audited our financial statements since the fiscal year ending December 31, 2004. Representatives of PWC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of PWC as our independent registered public accounting firm. However, the audit committee is submitting the selection of PWC to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PWC. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered by PWC for the fiscal years ended December 31, 2010 and 2009 are set forth below. The aggregate fees included in the Audit Fees category are fees billed for each of these fiscal years for the audit of our annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services provided in connection with statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Aggregate fees incurred by PWC for professional services rendered to the Company from January 1, 2009 through December 31, 2010:

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$609,555	$339,460
Audit-Related Fees	$—	$—
Tax Fees	$—	$2,549
All Other Fees	$3,030	$17,120
Total	$612,585	$359,129

Audit Fees for the fiscal years ended December 31, 2010 and 2009 were for professional services rendered for the audits of the annual financial statements of the Company included in the Company’s Form 10-K and quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit Fees for the fiscal year ended December 31, 2010 also included services provided by PWC related to the filing of a Form S-8 in November 2010 and Form 8-K/A in October 2010. Audit Fees for the fiscal year ended December 31, 2009 included services provided by PWC related to the potential filing of a Form S-4.

There were no fees for services rendered by PWC that fall into the classification of Tax Fees for the fiscal year ended December 31, 2010 and $2,549 of Tax Fees incurred for services provided by PWC in the fiscal year ended December 31, 2009.

There were no fees for services rendered by PWC that fall into the classification of Audit-Related Fees for the fiscal years ended December 31, 2010 or 2009.

All Other Fees for the fiscal year ended December 31, 2010 included license fees for accounting and financial reporting literature databases. All Other Fees for the fiscal year ended December 31, 2009 included services provided by PWC related to merger activities.

Policy on Audit Committee Preapproval of Audit and Permissible Non-audit Services of the Independent Registered Public Accounting Firm

As specified in the audit committee charter, the audit committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the receipt of such services. The audit committee charter is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Audit Committee Charter.” The audit committee considered whether the non-audit services rendered by PWC were compatible with maintaining PWC’s independence under applicable SEC rules.

The Board unanimously recommends that the stockholders vote “FOR” Proposal 3 to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of diaDexus, Inc. for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of the financial statements of the Company. The audit committee’s functions are more fully described in its charter, which is posted on our website at http://www.diadexus.com under the headings “Investors — Corporate Governance — Audit Committee Charter.” Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2010.

The audit committee has discussed with PWC, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee discussed with PWC its independence, and received from PWC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. Finally, the audit committee discussed with PWC, with and without management present, the scope and results of PWC’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The audit committee also has engaged PWC as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and is seeking ratification of such selection by the stockholders.

Audit Committee:

Andrew Galligan, Chairman
Louis C. Bock
James P. Panek
Charles W. Patrick

March 18, 2011

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

In accordance with SEC Rule 14a-8, in order for stockholder proposals intended to be presented at the 2012 Annual Meeting of stockholders to be eligible for inclusion in our proxy statement and the form of proxy for such meeting, they must be received by us at our executive offices in South San Francisco, California, before February 9, 2012. For stockholder proposals intended to be presented at the 2012 Annual Meeting of stockholders but not intended to be included in our proxy statement and the form of proxy for such meeting, they must be received by us at our executive offices in South San Francisco, California, between March 16, 2012 and April 15, 2012. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals. The Board of Directors has not determined the date of the 2012 Annual Meeting of the Company’s stockholders, but does not currently anticipate that the date will be changed by more than 30 calendar days from the date of this year’s Annual Meeting.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 22, 2011, which includes certain financial information about the Company, is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained without charge by directing written requests to: diaDexus, Inc., Attention: David J. Foster, Chief Financial Officer, 343 Oyster Point Boulevard, South San Francisco, CA 94080. Copies of exhibits filed with and documents incorporated by reference in the Annual Report on Form 10-K will be furnished to stockholders upon written request and payment of the Company’s reasonable expense in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or at http://investors.diadexus.com/annuals.cfm.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Unless contrary instructions are received, the SEC allows us to send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more stockholders reside if we reasonably believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by us.

If you received only a single set of proxy materials and would like to receive a separate set of materials, follow the instructions described below and we will deliver another set to you promptly. Similarly, if you share an address with another stockholder(s) and you would like to receive only a single set of our annual disclosure documents in the future, follow the instructions below:

1. If your shares are registered in your own name, please contact our transfer agent by writing to them at BNY Mellon Shareowner Services, 520 Pike Street, Suite 1220, Seattle, WA 98101 (Attn: diaDexus, Inc. Representative) or calling 1-206-674-3031.

2. If a bank, broker or other nominee holds your shares in “street name,” please contact your bank, broker or other nominee directly.

INFORMATION INCORPORATED BY REFERENCE

Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the SEC on March 22, 2011, are incorporated by reference in this Proxy Statement.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

By Order of the Board of Directors.

/s/ Patrick Plewman
Patrick Plewman
President & Chief Executive Officer

South San Francisco, California
June 8, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on July 14, 2011: The Proxy Statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2010 are available at http://investors.diadexus.com/annuals.cfm. Please review the Proxy Statement and vote today by completing, signing, dating and returning the below proxy card in the postage-paid envelope provided, or mail it to: diaDexus, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250. diaDexus, Inc. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” ON PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. FOR ALL Nominees: WITHHOLD FOR ALL FOR ALL, EXCEPT* 1. ELECTION OF DIRECTORS FOR AGAINST ABSTAIN 01 Karen Drexler 02 Andrew Galligan 03 James P. Panek 04 Charles W. Patrick 05 Patrick Plewman 06 Lori F. Rafield 07 Brian E. Ward INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL, EXCEPT” box above and write that nominee’s name(s) in the space provided below. *Exceptions 2. To approve the amendment of diaDexus, Inc.’s Restated Certificate of Incorporation to increase the total number of shares of stock authorized for issuance thereunder from 85,000,000 shares to 120,000,000 shares and the number of shares of common stock, par value $0.01 per share, authorized for issuance thereunder from 65,000,000 shares to 100,000,000 shares. The Board of Directors recommends that you vote “FOR ALL” on Proposal 1 and “FOR” Proposals 2 and 3.

FOLD AND DETACH HERE  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF DIADEXUS, INC. 2011 Annual Meeting of Stockholders – July 14, 2011 The undersigned hereby appoints Patrick Plewman and David J. Foster, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of diaDexus, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders of diaDexus, Inc. to be held on July 14, 2011 at 1:00 p.m. local time at 343 Oyster Point Boulevard, South San Francisco, CA 94080, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250